Press Release
Financial and Investor Contact:
John R. Potapchuk
631-501-7035
john.potapchuk@gentiva.com
Media Contact:
David Fluhrer
631-501-7102, 516-589-0778
david.fluhrer@gentiva.com
FOR IMMEDIATE RELEASE
Gentiva® Announces Fourth Quarter and Fiscal 2006 Results
Melville, N.Y., February 14, 2007 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation’s largest provider of comprehensive home health and related services, today reported financial results for the fourth quarter and year ended December 31, 2006, including results generated by The Healthfield Group, Inc., which was acquired by Gentiva on February 28, 2006.
     Gentiva reported the following results for the fourth quarter of 2006:
•	Net revenues were $293.1 million, up 32% compared to $222.0 million reported for the fourth quarter of 2005.

•	Net income was $5.5 million, or $0.20 per diluted share, versus $6.3 million, or $0.26 per diluted share, for the fourth quarter of 2005. Results for the 2006 fourth quarter included a charge of $0.04 per diluted share due to a new accounting rule for equity-based compensation adopted in fiscal 2006.

•	EBITDA (earnings before interest, taxes, depreciation and amortization) was $19.0 million versus $12.1 million for the 2005 period. (See Supplemental Information for a reconciliation between EBITDA and “Net Income — As Reported.”)

•	EBITDA and net income for the 2006 fourth quarter included restructuring and integration costs of $3.3 million, or $0.07 per diluted share. Fourth quarter 2005 EBITDA and net income included a net positive adjustment of $2.8 million, or $0.07 per diluted share, relating to the settlement of an appeal on the reopening of Gentiva’s 1999 Medicare cost reports, net of CareCentrix® restructuring charges.
3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627

•	EBITDA and net income, excluding special items and restructuring and integration costs, were $22.3 million, or $0.27 per diluted share, for the fourth quarter of 2006 as compared to $9.3 million, or $0.19 per diluted share, for the 2005 fourth quarter. (See Supplemental Information for a reconciliation between “Net Income per Diluted Share — As Adjusted” and “Net Income per Diluted Share — As Reported.”)
     Gentiva reported the following results for the fiscal year ended December 31, 2006:
•	Net revenues were $1.11 billion, up 27% compared to $868.8 million in 2005.

•	Net income was $20.8 million, or $0.76 per diluted share, versus $23.4 million, or $0.94 per diluted share, for 2005. Results for 2006 included a charge of $0.14 per diluted share due to the new accounting rule for equity-based compensation.

•	EBITDA was $69.3 million versus $38.1 million in 2005. (See Supplemental Information.)

•	EBITDA and net income for 2006 included restructuring and integration costs of $7.7 million, or $0.17 per diluted share, and incremental operating income of $1.9 million, or $0.04 per diluted share, relating to the settlement of the Medicare cost reports. Results for 2005 included the fourth quarter Medicare settlement item and CareCentrix restructuring costs described earlier and a tax benefit of $4.2 million, or $0.17 per diluted share, due to a favorable resolution of tax audit issues for 1997 through 2000. (See Supplemental Information.)

•	EBITDA and net income, excluding special items and restructuring and integration costs, were $75.1 million, or $0.89 per diluted share, for 2006 as compared to $35.2 million, or $0.70 per diluted share, for 2005. (See Supplemental Information.)

•	Operating cash flow was $51.6 million and prepayments of $28 million were made on the Company’s term loan during the year, resulting in a long-term debt balance of $342 million at December 31, 2006.
Segment Results
     Home Health — Fourth quarter 2006 net revenues were $197.1 million, up 40% from $141.3 million in the 2005 period. Operating contribution was $25.5 million, up 45% from $17.6 million in the fourth quarter of 2005. Net revenues for 2006 were $746.9 million, up 37% from $547.2 million in 2005. Operating contribution for 2006 was $94.5 million, up 76% from $53.7 million in 2005. Improvements in the 2006 periods were due primarily to the acquisition, a shift toward higher-margin business and improved branch operating performance. Fourth quarter 2006 Medicare revenues grew approximately 12% versus the combined historical results of Gentiva and Healthfield in the fourth quarter of 2005, with the Company’s specialty programs once again a strong contributor to this growth.
     CareCentrix — Fourth quarter 2006 net revenues were $68.1 million, down 17% from $82.4 million in 2005. However, operating contribution was $6.4 million, up 12% from $5.7 million in the fourth quarter of 2005. Net revenues for 2006 were $267.5 million, down 20% from the $333.0 million in the prior year.

Operating contribution for 2006 was $24.7 million, down 5% from $26.0 million in 2005. The declines in net revenues for both periods and in operating contribution for 2006 were due to previously disclosed changes in certain commercial relationships. Fourth quarter 2006 improvement in operating contribution was due primarily to the impact of CareCentrix’ restructuring plan, which was implemented in 2005 and early 2006.
     Other Related Services — Fourth quarter 2006 net revenues for this segment, which includes hospice, respiratory therapy and home medical equipment, infusion services and consulting, were $30.6 million, up from $1.4 million in 2005. Operating contribution for the fourth quarter was $4.8 million compared to $0.2 million in 2005. Net revenues for 2006 were $104.7 million versus $5.4 million in the prior year and operating contribution for 2006 was $18.6 million compared to $0.9 million in 2005. The increases in the 2006 periods were due primarily to businesses related to the Healthfield acquisition.
     “With additional progress on the integration, the fourth quarter was highlighted by our return to double-digit organic Medicare growth and solid operating contributions from each of our businesses,” said Gentiva Chairman and CEO Ron Malone. “Following several quarters of transformational activities, we believe our fourth quarter 2006 operating performance is an indicator of an improved 2007.”
Non-GAAP Financial Measures
     The information provided in the following tables includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.
Conference Call and Web Cast Details
     The Company will comment further on its fourth quarter and fiscal 2006 results during its conference call and live web cast to be held Thursday, February 15, 2006, at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-8751 and reference call #8357651. The web cast is an audio-only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the web cast. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 36 hours after the call.
About Gentiva Health Services, Inc.
     Gentiva Health Services, Inc. is the nation’s largest provider of comprehensive home health and related services. The Company serves patients across the United States, through its direct service delivery units or through CareCentrix®, which manages home health services for major managed care organizations. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; respiratory therapy and home medical equipment; infusion therapy services; and other therapies and services. Gentiva’s revenues are generated from federal and state government programs, commercial insurance and individual consumers. For more information, visit Gentiva’s web site, www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E
(tables and notes follow)

(in 000's, except per share data)	4th Quarter		Fiscal Year
	2006	2005	2006	2005
Statements of Income
Net revenues	$293,118	$222,042	$1,106,588	$868,843
Cost of services and goods sold	169,510	137,756	644,274	542,245

Gross profit	123,608	84,286	462,314	326,598
Selling, general and administrative expenses	(108,471)	(74,341)	(408,271)	(296,634)

Operating income	15,137	9,945	54,043	29,964
Interest expense	(7,303)	(266)	(24,685)	(1,068)
Interest income	765	882	3,284	2,946

Income before income taxes	8,599	10,561	32,642	31,842
Income tax expense	(3,087)	(4,222)	(11,866)	(8,477)

Net income	$5,512	$6,339	$20,776	$23,365

Earnings per Share
Net income:
Basic	$0.20	$0.28	$0.78	$1.00

Diluted	$0.20	$0.26	$0.76	$0.94

Average shares outstanding:
Basic	27,301	23,021	26,480	23,267

Diluted	28,167	24,401	27,317	24,927

Condensed Balance Sheets

ASSETS	Dec 31, 2006	Jan 1, 2006
Cash and cash equivalents	$10,896	$16,603
Restricted cash	22,014	22,014
Short-term investments	24,325	49,750
Net receivables	181,549	139,635
Deferred tax assets	30,443	15,974
Prepaid expenses and other current assets	11,933	7,816

Total current assets	281,160	251,792
Fixed assets, net	49,684	24,969
Deferred tax assets, net	—	18,099
Goodwill and intangible assets, net	483,053	12,594
Other assets	24,799	19,111

Total assets	$838,696	$326,565

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$19,580	$13,870
Payroll and related taxes	16,085	9,777
Deferred revenue	20,122	7,455
Medicare liabilities	9,232	7,220
Cost of claims incurred but not reported	19,462	25,276
Obligations under insurance programs	35,910	32,883
Other accrued expenses	45,020	25,985

Total current liabilities	165,411	122,466
Long-term debt	342,000	—
Deferred tax liabilities, net	35,879	—
Other liabilities	21,081	21,945
Shareholders’ equity	274,325	182,154

Total liabilities and shareholders’ equity	$838,696	$326,565

Common shares outstanding	27,484	23,035

(in 000’s)	Fiscal Year
Condensed Statements of Cash Flows	2006	2005
OPERATING ACTIVITIES:
Net income	$20,776	$23,365
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	15,241	8,091
Amortization of debt issuance costs	1,028	387
Provision for doubtful accounts	9,425	6,172
Loss on disposal of assets	844	—
Reversal of tax audit reserves	(800)	(4,200)
Equity-based compensation expense	4,281	—
Windfall tax benefits associated with equity-based compensation	(1,804)	—
Deferred income taxes	11,379	12,949
Changes in assets and liabilities:
Accounts receivable	(2,424)	(13,805)
Prepaid expenses and other current assets	(2,344)	(2,146)
Current liabilities	(5,405)	(9,473)
Other, net	1,428	450

Net cash provided by operating activities	51,625	21,790

INVESTING ACTIVITIES:
Purchase of fixed assets	(24,407)	(11,622)
Acquisition of businesses	(210,314)	(12,077)
Purchases of short-term investments available-for-sale	(176,495)	(173,050)
Maturities of short-term investments available-for-sale	201,920	194,400
Maturities of short-term investments	—	10,000

Net cash (used in) provided by investing activities	(209,296)	7,651

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	12,222	6,027
Windfall tax benefits associated with equity-based compensation	1,804	—
Proceeds from issuance of debt	370,000	—
Healthfield debt repayments	(195,305)	—
Other debt repayments	(28,000)	—
Changes in book overdrafts	(1,395)	(7,253)
Debt issuance costs	(6,930)	—
Repurchases of common stock	—	(21,106)
Repayment of capital lease obligations	(432)	(416)

Net cash provided by (used in) financing activities	151,964	(22,748)

Net change in cash and cash equivalents	(5,707)	6,693
Cash and cash equivalents at beginning of year	16,603	9,910

Cash and cash equivalents end of year	$10,896	$16,603

(in 000’s, except per share data)
Supplemental Information	4th Quarter		Fiscal Year
	2006	2005	2006	2005
Segment Information
Net revenues (1) (5)
Home Health (2)	$197,102	$141,256	$746,893	$547,154
CareCentrix	68,128	82,438	267,539	333,010
Other Related Services	30,589	1,382	104,660	5,362
Intersegment revenues	(2,701)	(3,034)	(12,504)	(16,683)

Total net revenues	$293,118	$222,042	$1,106,588	$868,843

Operating contribution (1) (4) (5)
Home Health	$25,481	$17,565	$94,477	$53,650
CareCentrix	6,394	5,685	24,740	26,006
Other Related Services	4,773	176	18,612	881

Total operating contribution	36,648	23,426	137,829	80,537
Corporate expenses	(17,661)	(11,328)	(68,545)	(42,482)
Depreciation and amortization	(3,850)	(2,153)	(15,241)	(8,091)
Interest (expense) income, net	(6,538)	616	(21,401)	1,878

Income before income taxes	$8,599	$10,561	$32,642	$31,842

	4th Quarter		Fiscal Year
	2006	2005	2006	2005
Net Revenues by Major Payer Source:
Medicare (2)	$141,109	$71,449	$509,049	$265,830
Medicaid and local government	41,830	37,717	174,193	149,756
Commercial insurance and other	110,179	112,876	423,346	453,257

Total net revenues	$293,118	$222,042	$1,106,588	$868,843

A reconciliation of EBITDA to Net income - As Reported amounts
follows: (3)	4th Quarter		Fiscal Year
	2006	2005	2006	2005
EBITDA (5)	$18,987	$12,098	$69,284	$38,055
Depreciation and amortization (6)	(3,850)	(2,153)	(15,241)	(8,091)
Interest (expense) income, net (7)	(6,538)	616	(21,401)	1,878

Income before income taxes	8,599	10,561	32,642	31,842
Income tax expense	(3,087)	(4,222)	(11,866)	(8,477)

Net income — As Reported	$5,512	$6,339	$20,776	$23,365

A reconciliation of Net income per diluted share - As Adjusted
and Net income per diluted share - As Reported follows:	4th Quarter		Fiscal Year
	2006	2005	2006	2005
Net income per diluted share:
As Adjusted	$0.31	$0.19	$1.03	$0.70
Equity-based compensation (4)	(0.04)	—	(0.14)	—

Excluding special items and restructuring and integration costs	0.27	0.19	0.89	0.70
Restructuring and integration costs (5A) (5B)	(0.07)	(0.02)	(0.17)	(0.02)
Medicare cost report settlement (5C)	—	0.09	0.04	0.09
Resolution of tax audit issue (8)	—	—	—	0.17

As Reported	$0.20	$0.26	$0.76	$0.94

Notes:
1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate expenses, depreciation, amortization, and interest income (expense), but include revenues and all other costs directly attributable to the specific segment. Results for the 2006 periods include the operating results of The Healthfield Group, Inc. for periods subsequent to its acquisition date of February 28, 2006.

2)	Fiscal 2006 results included approximately $1.9 million recorded and received from the total settlement received of $5.5 million relating to the Company’s appeal filed with the U.S. Provider Reimbursement Review Board (“PRRB”) on the reopening of all of its 1999 cost reports. Fourth quarter and fiscal 2005 results included the balance of this settlement of approximately $3.6 million.

3)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Management uses EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

4)	EBITDA included equity-based compensation expense of approximately $1.3 million in the fourth quarter of 2006 and $4.3 million in fiscal 2006 resulting from the adoption of Statement of Financial Accounting Standards No. 123 (Revised) “Share-Based Payment” as of January 2, 2006. Such amounts were reflected in corporate expenses.

5)	Components of EBITDA included the following:
A)	Restructuring and integration costs for the fourth quarter of 2006 and fiscal year 2006 of $3.3 million and $7.7 million, respectively. These costs included the following items: (i) $2.4 million for the 2006 fourth quarter and $6.1 million for fiscal 2006 resulting from restructuring and integration activities relating to the Healthfield acquisition, (ii) $0.9 million for the fourth quarter and fiscal 2006 resulting from a restructuring plan relating to the Company’s Other Related Services segment, and (iii) $0.7 million for fiscal 2006 resulting from a restructuring plan associated with the Company’s CareCentrix operations.

Restructuring and integration costs were reflected as follows for segment reporting purposes:
•	2006 fourth quarter: Home Health — $0.6 million; Other Related Services — $0.9 million; and corporate expenses — $1.8 million.

•	2006 year: Home Health — $2.3 million; CareCentrix — $0.7 million; Other Related Services — $0.9 million; and corporate expenses — $3.8 million.
B)	Restructuring costs of $0.8 million for the fourth quarter and fiscal 2005 resulting from the CareCentrix restructuring plan.

C)	A special item — further described in Note 2 — relating to a Medicare cost report settlement of $1.9 million for fiscal 2006 and $3.6 million for the fourth quarter and fiscal 2005 which was reflected in the Home Health segment.
Excluding the items described in Notes 5A, 5B and 5C above, EBITDA for the fourth quarters of 2006 and 2005 would have been $22.3 million and $9.3 million, respectively, and EBITDA for fiscal 2006 and 2005 would have been $75.1 million and $35.2 million, respectively.

6)	Depreciation and amortization reflects amortization of identifiable intangible assets of $0.9 million and $0.2 million for the fourth quarters of 2006 and 2005, respectively, and $3.3 million and $0.5 million for fiscal 2006 and 2005, respectively.

7)	Interest expense, net, includes interest expense on a term loan, fees associated with a $75 million revolving credit facility and amortization of debt financing costs, net of interest income.

8)	For fiscal 2005, the Company’s income tax expense included a $4.2 million income tax benefit resulting from a favorable resolution of tax audit issues relating to fiscal 1997 through 2000. Management has excluded this nonrecurring item and has incorporated a normalized tax rate in its presentation of “Net Income per Diluted Share — As Adjusted.”
Forward-Looking Statement
Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company’s ability to successfully integrate the operations of The Healthfield Group, Inc., acquired on February 28, 2006, and to achieve expected synergies and operating efficiencies within expected time frames or at all; the possibility that revenues may be lower than expected following the transaction; the possibility that difficulties in maintaining relationships with employees, customers, or suppliers may be greater than expected following the transaction; the Company’s ability to service debt incurred as a result of the transaction; general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended January 1, 2006.
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